As filed with the Securities and Exchange Commission on December 4, 2018

Securities Act Registration Statement No. 033-66528

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment	☐
Post-Effective Amendment No. 74	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 75	☒

(Check appropriate box or boxes)

OLD WESTBURY FUNDS, INC.

(Exact Name of Registrant as Specified in Charter)

760 Moore Road

King of Prussia, PA 19406

(Address of Principal Executive Offices, including Zip Code)

800-607-2200

(Registrant’s telephone number, including area code)

Nicola R. Knight, Esq.

Bessemer Investment Management LLC

630 Fifth Avenue

New York, New York 10111

(Name and Address of Agent for Service)

COPY TO:

Robert W. Helm

Dechert LLP

1900 K Street, NW

Washington, D.C. 20006

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement
2.	Part C of the Registration Statement (including signature page)
3.	Exhibits (h)(vi), (h)(viii), (h)(xii) and (m)(iv) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed solely to file the Amended and Restated Exhibits A, C and D to Administration and Accounting Services Agreement (exhibit (h)(vi)), Investment Company Reporting Modernization Services Amendment to Administration and Accounting Services Agreement (exhibit (h)(viii)), Amendment to Transfer Agency Services Agreement (exhibit (h)(xii)) and Amended Appendix A to Shareholder Servicing Plan (exhibit (m)(iv)) to Item 28 of this Registration Statement on Form N-1A.

Part A and B of Post-Effective Amendment No. 73 to the Registration Statement filed on November 28, 2018, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein.

PART C

OTHER INFORMATION

OLD WESTBURY FUNDS, INC.

ITEM 28.	EXHIBITS

(a)(i)	Articles of Restatement of the Registrant dated July 24, 2012 are incorporated by reference to Post-Effective Amendment No. 49 to Registrant’s Registration Statement filed on August 14, 2012 (File No. 33-66528).

(a)(ii)	Articles of Amendment of the Registrant dated December 19, 2013 are incorporated by reference to Post-Effective Amendment No. 54 to Registrant’s Registration Statement filed on February 27, 2014 (File No. 33-66528).

(a)(iii)	Articles of Amendment of the Registrant (changing the name of Old Westbury Large Cap Core Fund to Old Westbury All Cap Core Fund), dated December 27, 2016 are incorporated by reference to Post-Effective Amendment No. 64 to the Registrant’s Registration Statement files on December 30, 2016 (File No. 33-66528).

(a)(iv)	Articles of Amendment of the Registrant (adding Old Westbury All Cap ESG Fund (“All Cap ESG Fund”)), dated November 14, 2017 are incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(a)(v)	Articles of Amendment of the Registrant (adding the Old Westbury California Municipal Bond Fund (“California Municipal Bond Fund”) and the Old Westbury New York Municipal Bond Fund (“New York Municipal Bond Fund”)), dated July 23, 2018 are incorporated by reference to Post-Effective Amendment No.72 to Registrant’s Registration Statement filed on September 14, 2018 (File No. 33-66528).

(b)	Amended and Restated By-Laws of the Registrant dated April 20, 2016 are incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(c)	Not Applicable.

(d)(i)	Investment Advisory Agreement dated September 1, 2010 between the Registrant and Bessemer Investment Management LLC (“BIM”) is incorporated by reference to Post-Effective Amendment No. 39 to Registrant’s Registration Statement filed on August 31, 2010 (File No. 33-66528).

(d)(ii)	Amendment No. 1 to Investment Advisory Agreement between the Registrant and BIM is incorporated by reference to Post-Effective Amendment No. 44 to Registrant’s Registration Statement filed on November 15, 2011 (File No. 33-66528).

(d)(iii)	Amendment No. 2 to Investment Advisory Agreement dated June 25, 2014 between the Registrant and BIM is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(iv)	Amendment No. 3 to Investment Advisory Agreement dated July 22, 2015 between the Registrant and BIM is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(d)(v)	Amendment No. 4 to Investment Advisory Agreement dated December 22, 2016 between the Registrant and BIM is incorporated by reference to Post-Effective Amendment No. 64 to Registrant’s Registration Statement filed on December 30, 2016 (File No. 33-66528).

(d)(vi)	Sub-Advisory Agreement dated April 6, 2005 among the Registrant, BIM and Dimensional Fund Advisors, LP (formerly Dimensional Fund Advisors, Inc.) (“Dimensional”) with respect to the Old Westbury Small & Mid Cap Strategies Fund (“Small & Mid Cap Strategies Fund”) (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement filed on March 1, 2007 (File No. 33-66528).

(d)(vii)	Sub-Advisory Agreement dated October 1, 2008 among the Registrant, BIM and Champlain Investment Partners, LLC (“Champlain”) with respect to the Small & Mid Strategies Cap Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 35 to Registrant’s Registration Statement filed on October 20, 2008 (File No. 33-66528).

(d)(viii)	Sub-Advisory Agreement dated September 25, 2009 among the Registrant, BIM and BlackRock Financial Management, Inc. (“BlackRock”) with respect to the Old Westbury Strategic Opportunities Fund (“Strategic Opportunities Fund”) is incorporated by reference to Post-Effective Amendment No. 37 to Registrant’s Registration Statement filed on December 29, 2009 (File No. 33-66528).

(d)(ix)	Sub-Advisory Agreement dated November 16, 2011 among the Registrant, BIM and Sands Capital Management, LLC (“Sands”) with respect to the Old Westbury Large Cap Strategies Fund (“Large Cap Strategies Fund”) is incorporated by reference to Post-Effective Amendment No. 44 to Registrant’s Registration Statement filed on November 15, 2011 (File No. 33-66528).

(d)(x)	Sub-Advisory Agreement dated October 24, 2013 among the Registrant, BIM and Muzinich & Co., Inc. (“Muzinich”) with respect to the Strategic Opportunities Fund is incorporated by reference to Post-Effective Amendment No. 53 to Registrant’s Registration Statement filed on December 30, 2013 (File No. 33-66528).

(d)(xi)	Sub-Advisory Agreement dated February 13, 2015 among the Registrant, BIM and Harding Loevner LP (“Harding Loevner”) with respect to the Large Cap Strategies Fund is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(d)(xii)	Sub-Advisory Agreement dated July 28, 2016 among the Registrant, BIM and Martingale Asset Management, L.P. (“Martingale”) with respect to the Small & Mid Cap Strategies Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 64 to Registrant’s Registration Statement filed on December 30, 2016 (File No. 33-66528).

(d)(xiii)	Amendment to Sub-Advisory Agreement dated September 24, 2008 among the Registrant, BIM and Dimensional with respect to the Small & Mid Cap Strategies Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 35 to Registrant’s Registration Statement filed on October 20, 2008 (File No. 33-66528).

(d)(xiv)	Second Amendment to Sub-Advisory Agreement dated March 4, 2009 among the Registrant, BIM and Dimensional with respect to the Small & Mid Cap Strategies Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 37 to Registrant’s Registration Statement filed on December 29, 2009 (File No. 33-66528).

(d)(xv)	First Amendment to Sub-Advisory Agreement dated July 11, 2014 among the Registrant, BIM and BlackRock with respect to the Strategic Opportunities Fund is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(xvi)	First Amendment to Sub-Advisory Agreement dated June 25, 2014 among the Registrant, BIM and Champlain with respect to the Small & Mid Cap Strategies Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(xvii)	Third Amendment to Sub-Advisory Agreement dated June 25, 2014 among the Registrant, BIM and Dimensional with respect to the Small & Mid Cap Strategies Fund (formerly known as Old Westbury Small & Mid Cap Fund) is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(xviii)	First Amendment to Sub-Advisory Agreement dated June 25, 2014 among the Registrant, BIM and Muzinich with respect to the Strategic Opportunities Fund is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(xix)	First Amendment to Sub-Advisory Agreement dated June 25, 2014 among the Registrant, BIM and Sands with respect to the Large Cap Strategies Fund is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(d)(xx)	Fee Waiver Commitment Letter of BIM and Bessemer Trust Company, N.A. dated February 2, 2017 (relating to the Old Westbury Large Cap Strategies Fund, Small & Mid Cap Strategies Fund (formerly known as the Small & Mid Cap Fund), Strategic Opportunities Fund, Old Westbury Fixed Income Fund and Old Westbury Municipal Bond Fund) is incorporated by reference to Post-Effective Amendment No. 66 to Registrant’s Registration Statement filed on February 27, 2017 (File No. 33-66528).

(d)(xxi)	Investment Advisory Agreement by and between OWF Strategic Opportunities Fund Ltd. and BIM (relating to the Strategic Opportunities Fund) dated February 24, 2015 is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(d)(xxii)	Fee Waiver Commitment Letter of BIM (relating to the Strategic Opportunities Fund) dated February 24, 2015 is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(d)(xxiii)	Sub-Advisory Agreement dated July 27, 2017 among the Registrant, BIM and Baillie Gifford Overseas Limited (“Baillie Gifford”) with respect to the Small & Mid Cap Strategies Fund is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(d)(xxiv)	Sub-Advisory Agreement dated July 27, 2017 among the Registrant, BIM and Polunin Capital Partners Limited (“Polunin”) with respect to the Small & Mid Cap Strategies Fund is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(d)(xxv)	Sub-Advisory Agreement dated July 19, 2018 among the Registrant, BIM and Acadian Asset Management LLC (“Acadian”) with respect to the Small & Mid Cap Strategies Fund is incorporated by reference to Post-Effective Amendment No. 72 to Registrant’s Registration Statement filed on September 14, 2018 (File No. 33-66528).

(d)(xxvi)	Amendment No. 5 to Investment Advisory Agreement between the Registrant and BIM with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(d)(xxvii)	Amendment No. 6 to Investment Advisory Agreement dated October 24, 2018 between the Registrant and BIM with respect to the California Municipal Bond Fund and the New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(d)(xxviii)	Fee Waiver Commitment Letter of BIM dated November 20, 2017 with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(d)(xxix)	Fee Waiver Commitment Letter of BIM dated October 24, 2018 with respect to the Old Westbury All Cap Core Fund, Old Westbury Fixed Income Fund, Old Westbury Municipal Bond Fund, All Cap ESG Fund, Old Westbury Small & Mid Cap Strategies Fund, Old Westbury Strategic Opportunities Fund, Old Westbury Large Cap Strategies Fund, California Municipal Bond Fund and New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(e)(i)	Underwriting Agreement dated May 31, 2017 between the Registrant and Foreside Funds Distributors LLC is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(e)(ii)	Form of Selling Agreement is incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on December 14, 2006 (File No. 33-66528).

(e)(iii)	Networking Undertaking and Indemnity Agreement dated February 3, 2017 between the Registrant and Foreside Funds Distributors LLC is incorporated by reference to Post-Effective Amendment No. 66 to Registrant’s Registration Statement filed on February 27, 2017 (File No. 33-66528).

(e)(iv)	First Amendment dated November 20, 2017 to Underwriting Agreement between the Registrant and Foreside Funds Distributors LLC with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(e)(v)	Second Amendment dated October 24, 2018 to Underwriting Agreement between the Registrant and Foreside Funds Distributors LLC with respect to the California Municipal Bond Fund and New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(f)	Not Applicable.

(g)(i)	Custody Agreement between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 1 to Registrant’s Registration Statement filed on October 5, 1993 (File No. 33-66528).

(g)(ii)	Amendment to Custodian Agreement dated May 2, 2001 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on December 14, 2006 (File No. 33-66528).

(g)(iii)	Second Amendment to Custodian Agreement dated September 1, 2004 between Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement filed on January 31, 2005 (File No. 33-66528).

(g)(iv)	Third Amendment to Custodian Agreement dated September 1, 2005 between Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 26 to Registrant’s Registration Statement filed on February 28, 2006 (File No. 33-66528).

(g)(v)	Fourth Amendment to Custodian Agreement dated December 6, 2006 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 30 to Registrant’s Registration Statement filed on September 26, 2007 (File No. 33-66528).

(g)(vi)	Fifth Amendment to Custodian Agreement dated July 31, 2008 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 34 to Registrant’s Registration Statement filed on August 20, 2008 (File No. 33-66528).

(g)(vii)	Sixth Amendment to Custodian Agreement dated September 1, 2010 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 39 to Registrant’s Registration Statement filed on August 31, 2010 (File No. 33-66528).

(g)(viii)	Seventh Amendment to Custodian Agreement dated April 27, 2011 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 42 to Registrant’s Registration Statement filed on June 8, 2011 (File No. 33-66528).

(g)(ix)	Eighth Amendment to Custodian Agreement dated November 16, 2011 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 44 to Registrant’s Registration Statement filed on November 15, 2011 (File No. 33-66528).

(g)(x)	Ninth Amendment to Custodian Agreement dated June 25, 2014 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(g)(xi)	Tenth Amendment to Custodian Agreement dated July 22, 2015 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(g)(xii)	Global Custodial Services Agreement dated March 16, 2005 between Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement filed on March 1, 2007 (File No. 33-66528).

(g)(xiii)	Amended Schedule to Global Custodial Services Agreement dated November 7, 2007 between Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 32 to Registrant’s Registration Statement filed on November 9, 2007 (File No. 33-66528).

(g)(xiv)	First Amendment to Custodian Agreement dated December 1, 2006 between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement filed on March 1, 2007 (File No. 33-66528).

(g)(xv)	Third Amendment to Custodian Agreement dated July 31, 2008 between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 35 to Registrant’s Registration Statement filed on October 20, 2008 (File No. 33-66528).

(g)(xvi)	Fourth Amendment to Custodian Agreement dated April 27, 2011 between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 42 to Registrant’s Registration Statement filed on June 8, 2011 (File No. 33-66528).

(g)(xvii)	Updated Schedule to Global Custodial Services Agreement dated July 22, 2015 between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(g)(xviii)	Loan Participation Addendum dated July 27, 2017 to Global Custodial Services Agreement between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(g)(xix)	Citibank Custody CLS® Supplement dated April 25, 2018 to Global Custodial Services Agreement between the Registrant and Citibank, N.A. is incorporated by reference to Post-Effective Amendment No. 72 to Registrant’s Registration Statement filed on September 14, 2018 (File No. 33-66528).

(g)(xx)	Eleventh Amendment to Custodian Agreement dated November 20, 2017 between the Registrant and Bessemer Trust Company with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(g)(xxi)	Twelfth Amendment to Custodian Agreement dated October 24, 2018 between the Registrant and Bessemer Trust Company with respect to the California Municipal Bond Fund and New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(h)(i)	Administrative Oversight, Supervision and Coordination Services Agreement dated September 1, 2010 between the Registrant and Bessemer Trust Company, N.A. is incorporated by reference to Post-Effective Amendment No. 39 to Registrant’s Registration Statement filed on August 31, 2010 (File No. 33-66528).

(h)(ii)	Amended and Restated Schedule A dated as of July 22, 2015 to Administrative Oversight, Supervision and Coordination Services Agreement dated September 1, 2010 between the Registrant and Bessemer Trust Company is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(h)(iii)	Administration and Accounting Services Agreement dated April 3, 2006 between the Registrant and BNY Mellon Investment Servicing (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY Mellon”) is incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on December 14, 2006 (File No. 33-66528).

(h)(iv)	Amended and Restated Exhibits A and C dated June 25, 2014 to Administration and Accounting Services Agreement between the Registrant and BNY Mellon dated April 3, 2006 are incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(h)(v)	Amended and Restated Exhibits A and C dated November 20, 2017 to Administration and Accounting Services Agreement between the Registrant and BNY Mellon with respect to the All Cap ESG Fund are incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(h)(vi)	Amended and Restated Exhibits A, C and D dated as of November 14, 2018 to Administration and Accounting Services Agreement between the Registrant and BNY Mellon with respect to the California Municipal Bond Fund and the New York Municipal Bond Fund are filed herewith.

(h)(vii)	Financial Statement Typesetting Services Amendment to Administration and Accounting Services Agreement dated January 27, 2011 between the Registrant and BNY Mellon is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(h)(viii)	Investment Company Reporting Modernization Services Amendment to Administration and Accounting Services Agreement dated May 11, 2018 between the Registrant and BNY Mellon is filed herewith.

(h)(ix)	Fee Waiver Commitment Letter of BNY Mellon (relating to the Strategic Opportunities Fund) is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(h)(x)	Transfer Agency Services Agreement dated April 3, 2006 between the Registrant and BNY Mellon is incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on December 14, 2006 (File No. 33-66528).

(h)(xi)	Amended and Restated Exhibit A dated June 25, 2014 to Transfer Agency Services Agreement between the Registrant and BNY Mellon dated April 3, 2006 is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(h)(xii)	Amendment dated November 14, 2018 to Transfer Agency Services Agreement between the Registrant and BNY Mellon dated April 3, 2006 is filed herewith.

(h)(xiii)	Red Flags Amendment dated as of November 15, 2013 to Transfer Agency Services Agreement between the Registrant and BNY Mellon dated April 3, 2006 is incorporated by reference to Post-Effective Amendment No. 54 to Registrant’s Registration Statement filed on February 27, 2014 (File No. 33-66528).

(h)(xiv)	NextGen Amendment dated as of February 21, 2014 to Transfer Agency Services Agreement between the Registrant and BNY Mellon dated April 3, 2006 is incorporated by reference to Post-Effective Amendment No. 54 to Registrant’s Registration Statement filed on February 27, 2014 (File No. 33-66528).

(h)(xv)	Fee Reimbursement Commitment Letter of Bessemer Trust Company, N.A. dated February 21, 2014 (related to internet account management fees) is incorporated by reference to Post-Effective Amendment No. 54 to Registrant’s Registration Statement filed on February 27, 2014 (File No. 33-66528).

(h)(xvi)	Participation Agreement dated January 25, 2008 among the Registrant, iShares Trust and iShares, Inc. is incorporated by reference to Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on February 28, 2008 (File No. 33-66528).

(h)(xvii)	First Amendment to the Participation Agreement dated June 25, 2014 among the Registrant, iShares Trust and iShares, Inc. is incorporated by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement filed on January 30, 2015 (File No. 33-66528).

(h)(xviii)	Investing Fund Agreement dated June 27, 2012 among the Registrant, The Select Sector SPDR Trust, SPDR Series Trust and SPDR Index Shares Funds is incorporated by reference to Post-Effective Amendment No. 49 to Registrant’s Registration Statement filed on August 14, 2012 (File No. 33-66528).

(h)(xix)	Purchasing Fund Agreement dated June 27, 2012 between the Registrant and State Street Bank and Trust Company is incorporated by reference to Post-Effective Amendment No. 49 to Registrant’s Registration Statement filed on August 14, 2012 (File No. 33-66528).

(h)(xx)	Appointment of Agent for Service of Process on OWF Strategic Opportunities Fund Ltd. is incorporated by reference to Post-Effective Amendment No. 59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(h)(xxi)	Amended and Restated Schedule A dated November 20, 2017 to Administrative Oversight, Supervision and Coordination Services Agreement between the Registrant and Bessemer Trust Company with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(h)(xxii)	Amended and Restated Schedule A dated October 24, 2018 to Administrative Oversight, Supervision and Coordination Services Agreement dated September 1, 2010 between the Registrant and Bessemer Trust Company with respect to the California Municipal Bond Fund and the New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(h)(xxiii)	Amendment dated December 29, 2017 to Transfer Agency Services Agreement between the Registrant and BNY Mellon with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(i)	Opinion and Consent of Dechert LLP is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(j)	Not Applicable.

(k)	Not Applicable.

(l)	Not Applicable.

(m)(i)	Shareholder Servicing Plan on behalf of the Funds (including Form of Shareholder Servicing Agreement between the Registrant and Bessemer Trust Company, N.A. and Form of Shareholder Sub-Servicing Agreement) is incorporated by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement filed on March 1, 2007 (File No. 33-66528).

(m)(ii)	Amended Appendix A dated July 22, 2015 to Shareholder Servicing Plan is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(m)(iii)	Amended Appendix A dated as of November 20, 2017 to Shareholder Servicing Plan adding the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(m)(iv)	Amended Appendix A dated October 24, 2018 to Shareholder Servicing Plan adding the California Municipal Bond Fund and the New York Municipal Bond Fund is filed herewith.

(m)(v)	First Amendment to Shareholder Servicing Agreement dated September 1, 2010 between the Registrant and Bessemer Trust Company, N.A. is incorporated by reference to Post-Effective Amendment No. 39 to Registrant’s Registration Statement filed on August 31, 2010 (File No. 33-66528).

(m)(vi)	Amended and Restated Schedule A as of July 22, 2015 to Shareholder Servicing Agreement by and between the Registrant and Bessemer Trust Company, N.A. is incorporated by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on February 26, 2016 (File No. 33-66528).

(m)(vii)	Amended and Restated Schedule A dated November 20, 2017 to Shareholder Servicing Agreement by and between the Registrant and Bessemer Trust Company, N.A. with respect to the All Cap ESG Fund is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(m)(viii)	Amended and Restated Schedule A as of October 24, 2018 to Shareholder Servicing Agreement by and between the Registrant and Bessemer Trust Company, N.A. with respect to the California Municipal Bond Fund and the New York Municipal Bond Fund is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(n)	Not Applicable.

(o)	Reserved.

(p)(i)	Code of Ethics of the Registrant as amended May 14, 2007 is incorporated by reference to Post-Effective Amendment No. 32 to Registrant’s Registration Statement filed on November 9, 2007 (File No. 33-66528).

(p)(ii)	Code of Ethics of BIM and its affiliates as amended November 2017 is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(p)(iii)	Code of Ethics of Dimensional is incorporated by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement filed on December 14, 2006 (File No. 33-66528).

(p)(iv)	Code of Ethics of Champlain is incorporated by reference to Post-Effective Amendment No. 26 to Registrant’s Registration Statement filed on February 28, 2006 (File No. 33-66528).

(p)(v)	Code of Ethics of BlackRock is incorporated by reference to Post-Effective Amendment No. 37 to Registrant’s Registration Statement filed on December 29, 2009 (File No. 33-66528).

(p)(vi)	Code of Ethics of Sands is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(p)(vii)	Code of Ethics of Muzinich as amended July 31, 2017 is incorporated by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement filed on February 27, 2018 (File No. 33-66528).

(p)(viii)	Code of Ethics of Harding Loevner is incorporated by reference to Post-Effective Amendment No.59 to Registrant’s Registration Statement filed on April 2, 2015 (File No. 33-66528).

(p)(ix)	Code of Ethics of Martingale is incorporated by reference to Post-Effective Amendment No.66 to Registrant’s Registration Statement filed on February 27, 2017 (File No. 033-66528).

(p)(x)	Code of Ethics of Baillie Gifford is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(p)(xi)	Code of Ethics of Polunin is incorporated by reference to Post-Effective Amendment No. 68 to Registrant’s Registration Statement filed on December 15, 2017 (File No. 33-66528).

(p)(xii)	Code of Ethics of Acadian is incorporated by reference to Post-Effective Amendment No.72 to Registrant’s Registration Statement filed on September 14, 2018 (File No. 33-66528).

(q)(i)	Power of Attorney of Patricia L. Francy is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(ii)	Power of Attorney of J. David Officer is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(iii)	Power of Attorney of David W. Rossmiller is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(iv)	Power of Attorney of Alexander Ellis III is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(v)	Power of Attorney of Matthew A. Rizzi is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(vi)	Power of Attorney of R. Keith Walton is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

(q)(vii)	Power of Attorney of George Wilcox is incorporated by reference to Post-Effective Amendment No. 73 to Registrant’s Registration Statement filed on November 28, 2018 (File No. 33-66528).

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE REGISTRANT

OWF Strategic Opportunities Ltd., a wholly-owned subsidiary of Old Westbury Strategic Opportunities Fund organized under the laws of the Cayman Islands.

ITEM 30.	INDEMNIFICATION

Response is incorporated by reference to Registrant’s Post-Effective Amendment No. 7 to Registrant’s Registration Statement filed on February 26, 1997.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

BIM (the “Adviser”) manages the Fund’s assets, including buying and selling portfolio securities. The Adviser’s address is 630 Fifth Avenue, New York, New York 10111.

The Adviser is an affiliate of Bessemer Trust Company and a subsidiary of Bessemer Trust Company, N.A. which is a subsidiary of The Bessemer Group, Incorporated.

Information regarding the directors and officers of the Adviser is included in the Adviser’s Form ADV (SEC Number 801-60185) on file with the Securities and Exchange Commission (“SEC”) and is incorporated by reference.

Dimensional is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Dimensional is included in Dimensional’s Form ADV on file with the SEC and is incorporated by reference.

Champlain is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Champlain is included in Champlain’s Form ADV on file with the SEC and is incorporated by reference.

BlackRock is a sub-adviser to the Strategic Opportunities Fund. Information regarding the directors and officers of BlackRock is included in BlackRock’s Form ADV on file with the SEC and is incorporated by reference.

Sands is a sub-adviser to the Large Cap Strategies Fund. Information regarding the directors and officers of Sands is included in Sand’s Form ADV on file with the SEC and incorporated by reference.

Muzinich is a sub-adviser to the Strategic Opportunities Fund. Information regarding the directors and officers of Muzinich is included in Muzinich’s Form ADV on file with the SEC and incorporated by reference.

Harding Loevner is a sub-adviser to the Large Cap Strategies Fund. Information regarding the directors and officers of Harding Loevner is included in Harding Loevner’s Form ADV on file with the SEC and incorporated by reference.

Martingale is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Martingale is included in Martingale’s Form ADV on file with the SEC and incorporated by reference.

Baillie Gifford is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Baillie Gifford is included in Baillie Gifford’s Form ADV on file with the SEC and incorporated by reference.

Polunin is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Polunin is included in Polunin ‘s Form ADV on file with the SEC and incorporated by reference.

Acadian is a sub-adviser to the Small & Mid Cap Strategies Fund. Information regarding the directors and officers of Acadian is included in Acadian’s Form ADV on file with the SEC and incorporated by reference.

ITEM 32.	PRINCIPAL UNDERWRITER

(a)	Foreside Funds Distributors LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	FundVantage Trust
2.	GuideStone Funds
3.	Matthews International Funds (d/b/a Matthews Asia Funds)
4.	Motley Fool Funds, Series of The RBB Fund, Inc.
5.	New Alternatives Fund
6.	Old Westbury Funds, Inc.
7.	The Torray Fund
8.	Versus Capital Multi-Manager Real Estate Income Fund LLC (f/k/a Versus Global Multi-Manager Real Estate Income Fund LLC)
9.	Versus Capital Real Assets Fund LLC

(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312.

Name	Address	Position with Underwriter	Position with Registrant

Richard J. Berthy	Three Canal Plaza, Suite 100, Portland, ME 04101	President, Treasurer and Manager	None

Mark A. Fairbanks	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Jennifer K. DiValerio	899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President	None

Susan K. Moscaritolo	899 Cassatt Road, 400 Berwyn Park, Suite 110, Berwyn, PA 19312	Vice President and Chief Compliance Officer	None
Jennifer E. Hoopes	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

(c)	Not Applicable.

ITEM 33.	LOCATION OF ACCOUNTS AND RECORDS

All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 promulgated thereunder are maintained at the following locations:

(1)	The Bank of New York Mellon, Bellevue Corporate Center, 301 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as administrative agent).

(2)	BNY Mellon Investment Servicing (US) Inc., 760 Moore Road, Valley Forge, Pennsylvania 19406 (records relating to its functions as accounting, administrative, transfer agent and dividend disbursing agent).

(3)	Foreside Funds Distributors LLC, 400 Berwyn Park, 899 Cassatt Rd., Berwyn, PA 19312 (records relating to its functions as underwriter).

(4)	Bessemer Trust Company, 100 Woodbridge Center, Woodbridge, New Jersey 07095 (records relating to its functions as custodian).

(5)	Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, New York 10013 (records relating to its function as custodian).

(6)	Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111 and 9 South Street, London, England W1K 2XA (records relating to its functions as investment adviser).

(7)	Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, Texas 78746 (records relating to its function as sub-adviser to the Small & Mid Cap Strategies Fund).

(8)	Champlain Investment Partners, LLC, 180 Battery Street, Burlington, Vermont 05401 (records relating to its function as sub-adviser to the Small & Mid Cap Strategies Fund).

(9)	BlackRock Financial Management, Inc., 55 East 52nd Street, New York, New York 10022 (records relating to its function as sub-adviser to the Strategic Opportunities Fund).

(10)	Sands Capital Management, LLC, 1000 Wilson Blvd., Suite 3000, Arlington, Virginia 22209 (records relating to its function as sub-adviser to the Large Cap Strategies Fund).

(11)	Muzinich & Co., Inc., 450 Park Avenue, New York, New York 10022 (records relating to its functions as sub-adviser to the Strategic Opportunities Fund).

(12)	Harding Loevner LP, 400 Crossing Boulevard, Bridgewater, New Jersey 08807 (records relating to its functions as sub-adviser to the Large Cap Strategies Fund).

(13)	Martingale Asset Management, L.P., 222 Berkeley Street, 19th Floor, Boston, Massachusetts 02116 (records relating to its functions as sub-adviser to the Small & Mid Cap Strategies Fund).

(14)	Baillie Gifford Overseas Limited, Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland (records relating to its functions as sub-adviser to the Small & Mid Cap Strategies Fund).

(15)	Polunin Capital Partners Limited, 10 Cavalry Square, London, SW3 4RB, United Kingdom (records relating to its functions as sub-adviser to the Small & Mid Cap Strategies Fund).

(16)	Acadian Asset Management LLC, 260 Franklin Street, Boston, MA, 02110 (records relating to its functions as sub-adviser to the Small & Mid Cap Strategies Fund).

ITEM 34.	MANAGEMENT SERVICES

Not Applicable.

ITEM 35.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, State of New York, on the 4th day of December, 2018.

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
David W. Rossmiller, President

Pursuant to the requirements of the 1933 Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 4thday of December, 2018.

Name	Title	Date

/s/ David W. Rossmiller	President	December 4, 2018
David W. Rossmiller

	Director*	December 4, 2018
Patricia Francy

	Director*	December 4, 2018
J. David Officer

	Director*	December 4, 2018
Alexander Ellis III

	Director*	December 4, 2018
R. Keith Walton

	Director*	December 4, 2018
George Wilcox

	Treasurer, Principal Financial Officer*	December 4, 2018
Matthew A. Rizzi

*By:	/s/ Yvette M. Garcia
Yvette M. Garcia
As Attorney-in-Fact
December 4, 2018

EXHIBIT INDEX

Exhibit No.	Description

99.28(h)(vi)	Amended and Restated Exhibits A, C and D to Administration and Accounting Services Agreement

99.28(h)(viii)	Investment Company Reporting Modernization Services Amendment to Administration and Accounting Services Agreement

99.28(h)(xii)	Amendment to Transfer Agency Services Agreement

99.28(m)(iv)	Amended Appendix A to Shareholder Servicing Plan